Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust, Inc. Announces Closing of $1.5 Billion1 Merger with
American Realty Capital – Retail Centers of America, Inc.

New York, New York, February 17, 2017 – American Finance Trust, Inc. (“AFIN”) announced today the completion of its previously announced merger with American Realty Capital – Retail Centers of America, Inc. (“RCA”), creating a premier diversified real estate investment trust with a retail focus and pro forma enterprise value of $3.9 billion1. The merger was approved by the AFIN and RCA stockholders at their respective stockholder meetings held on February 13, 2017.

Pursuant to the terms of the merger agreement, Leslie D. Michelson and Edward G. Rendell, formerly independent directors for RCA, were appointed to AFIN’s board of directors, effective immediately, bringing the number of independent directors to five on AFIN’s now six-member board.

David Gong, lead independent director for AFIN, commented, “We are pleased to complete this strategically important transaction for AFIN, which combines two high quality portfolios to create a diversified REIT with a retail focus, which is expected to deliver material cost savings. Additionally, I’d like to welcome our new directors, Leslie Michelson and Edward Rendell, who I am confident will bring a commitment to strong corporate governance to our expanded board.”

Leslie Michelson, former lead independent director for RCA stated, “On behalf of the independent directors, we look forward to creating long-term value for all stockholders through AFIN’s diversified retail strategy.”

Michael Weil, Chief Executive Officer and President of AFIN, commented, “We are pleased to have received the strong support of our stockholders to approve the merger of AFIN and RCA, with roughly 87% of the AFIN votes cast and 75% of the RCA votes cast in favor of the merger. The next chapter for AFIN begins now. This transaction brings size and scale to our portfolio, diversifies assets by type, tenant and geographical location, and better positions AFIN for liquidity options.”

About American Finance Trust, Inc.

AFIN is a publicly registered non-traded real estate investment trust focused on acquiring a diversified portfolio of commercial properties, with an emphasis on net leased and stabilized core retail properties. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the expectations of AFIN regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

1 Based on AFIN’s most recently published estimated per-share net asset value as of December 31, 2015 of $24.17 and the total merger consideration of approximately $10.26 per RCA share, inclusive of debt as of September 30, 2016 and shares outstanding as of December 15, 2016.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market volatility; unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the company; and the business plans of the company’s tenants. Additional factors that may affect future results are contained in AFIN’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. AFIN disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@ar-global.com (212) 415-6500